Exhibit 99.1

Press Release

COWEN PRICES OFFERING OF
$120 MILLION 3.00% CONVERTIBLE SENIOR NOTES DUE 2022

New York, NY - December 11, 2017 – Cowen Inc. (NASDAQ: COWN) (“Cowen” or the “Company”) today announced the pricing of its offering of $120 million aggregate principal amount of 3.00% convertible senior notes due 2022. The notes are being offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company also granted the initial purchasers of the notes an option to purchase up to $15 million aggregate principal amount of additional notes on the same terms and conditions. The offering is expected to close on December 14, 2017, subject to customary closing conditions.

Interest will be payable on the notes semi-annually at a rate of 3.00% per annum on June 15 and December 15 of each year, commencing June 15, 2018. The notes will mature on December 15, 2022, unless earlier repurchased, redeemed or converted prior to such date. Prior to September 15, 2022, the notes will be convertible only under certain conditions. Thereafter, until the close of business on the second business day immediately preceding the maturity date of December 15, 2022, the notes will be convertible at any time. Conversions of the notes will be settled by the delivery and/or payment, as the case may be, of Class A common stock, cash, or a combination thereof, at the Company's election; provided that the Company may not issue in excess of 19.9% of its Class A common stock upon conversion of the notes unless and until such issuance is approved by the Company’s stockholders. The Company will not have the right to redeem the notes prior to December 15, 2020 and thereafter may only redeem the notes under certain conditions. The conversion rate for the notes will initially be 57.5540 shares of Cowen’s Class A common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $17.375 per share of Cowen’s Class A common stock. The initial conversion price of the notes represents a premium of approximately 25% to the $13.90 per share last reported sale price of Cowen’s Class A common stock on December 11, 2017. When issued, the notes will be unsecured obligations of Cowen.

The Company estimates that the net proceeds from the offering will be approximately $116.4 million (or $130.95 million if the initial purchasers’ option to purchase additional notes is exercised in full), after deducting the initial purchasers’ discounts and commissions but prior to taking into account any estimated offering expenses payable by the Company. The estimated offering expenses payable by the Company are $600,000.

The Company intends to use the net proceeds, together with cash on hand, from the offering for general corporate purposes, including the repurchase or repayment of $115.14 million of the Company’s outstanding 3.0% cash convertible senior notes due 2019 and the repurchase of approximately $19.5 million of the Company’s shares of its Class A common stock from purchasers of the notes in privately negotiated transactions, which are expected to be consummated substantially concurrently with closing of the offering. The price of the Class A common stock repurchased in these transactions is expected to equal the closing price per share of the Company’s Class A common stock on the date of the pricing of the offering. Repurchases of shares of the Company’s Class A common stock could increase, or prevent a decrease in, the market price of the Company’s Class A common stock or the notes. In the case of repurchases effected concurrently with this offering, this activity could affect the market price of the Company’s Class A common stock concurrently with the pricing of the notes, and could result in a higher effective conversion price for the notes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities, nor will there be any sale of notes or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offer and sale of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

About Cowen Inc.

Cowen Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative asset management, investment banking, research, sales and trading, prime brokerage, global clearing and commission management through its two business segments: Cowen Investment Management and its affiliates make up the Company’s alternative investment segment, while Cowen and Company, LLC, a member of FINRA and SIPC, and its affiliates make up the Company’s broker-dealer segment. Cowen Investment Management provides alternative asset management solutions to a global client base and manages a significant portion of Cowen’s proprietary capital. Cowen and Company and its affiliates offer industry focused investment banking for growth-oriented companies, domain knowledge-driven research, a sales and trading platform for institutional investors and a comprehensive suite of prime brokerage services. Founded in 1918, the firm is headquartered in New York and has offices worldwide. For additional information, visit www.cowen.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements, including without limitation, whether or not the Company will offer the notes or consummate the offering, enter into the prepaid forward share repurchase transaction, the anticipated terms of the notes and the offering, and the anticipated use of the proceeds of the offering. The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in the offering memorandum relating to the offering of the notes and in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission. The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov. Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Investor Relations Contacts:
Stephen Lasota, Chief Financial Officer, (212) 845-7919
Nancy Wu, (646) 562-1259

Media Contacts:
Cowen
Lynda Caravello
646-562-1676
lynda.caravello@cowen.com

Gagnier Communications
Dan Gagnier
646-569-5897
dg@gagnierfc.com

Source: Cowen Inc.